Filed Pursuant to Rule 433
Registration Statements Nos. 333-183920, 333-204289 and 333-208778
January 12, 2016

Issuer Free Writing Prospectus

Republic of Chile
€1,200,000,000 1.750% Notes due 2026
Final Terms and Conditions
As of January 12, 2016

Issuer:	Republic of Chile.
Title:	1.750% Notes due 2026.
Ratings[1]:	Aa3/AA-/A+ (Moody’s/S&P/Fitch).
Currency:	Euro (€).
Principal Amount:	€1,200,000,000.
Maturity Date:	January 20, 2026.
Settlement Date (T+6):	January 20, 2016.
Interpolated Mid-Swaps Yield:	0.866%.
Spread to Mid-Swap:	+110 basis points.
Benchmark Bund:	DBR 1.000% due August 15, 2025.
Benchmark Bund Price/Yield:	104.350%/0.533%.
Spread to Benchmark Bund:	+143.3 basis points.
Yield to Maturity:	1.966%.
Public Offering Price:	98.056% plus accrued interest, if any, from January 20, 2016.
Interest:	1.750% per annum payable annually in arrears.
Payment of Interest:	Amounts due in respect of interest will accrue and be paid annually in arrears.
Interest Payment Dates:	Interest payment dates shall be on January 20 of each year, commencing on January 20, 2017.

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof.
Day Count:	Actual/Actual (ICMA).
Format:	SEC Registered; Global.
ISIN/Common Code:	XS1346652891/134665289.
Concurrent Offering:	The Republic of Chile is also offering U.S. dollar-denominated notes registered with the Securities and Exchange Commission (the “SEC”).
Governing Law:	New York.
Listing:	Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF Market.
Joint Bookrunners (Allocation):	Banco Santander, S.A. (€300,000,000) Citigroup Global Markets Limited (€300,000,000) HSBC Bank plc (€300,000,000) Merrill Lynch, Pierce, Fenner & Smith Incorporated (€300,000,000)

1 The security ratings above are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Fitch Ratings Limited. Each of the security ratings above should be evaluated independently of any other security rating.

The following additional information of the Republic of Chile and regarding the securities is available from the SEC’s website and also accompanies this term sheet:

•	http://www.sec.gov/Archives/edgar/data/19957/000090342316000740/eur423b3-204289.htm

•	http://www.sec.gov/Archives/edgar/data/19957/000114420412051547/0001144204-12-051547-index.htm

•	http://www.sec.gov/Archives/edgar/data/19957/000104746915004868/0001047469-15-004868-index.htm

•	http://www.sec.gov/Archives/edgar/data/19957/000090342315000718/0000903423-15-000718-index.htm

•	http://www.sec.gov/Archives/edgar/data/19957/000090342316000738/0000903423-16-000738-index.htm

Delivery of the notes is expected on or about January 20, 2016, which will be the sixth business day following the date of pricing of the notes. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the Closing Date may be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the Closing Date should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Banco Santander, S.A. at (+ 44) 207 756 7202, Citigroup Global Markets Limited at 1 (800) 831-9146, HSBC Bank plc at 1 (866) 811-8049 and Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1 (800) 294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.